Exhibit 99.1

December 19, 2012

WisdomTree Announces Underwriters Exercise Option to Purchase Additional Securities in Connection With Previously Announced Secondary Offering

NEW YORK, Dec. 19, 2012 (GLOBE NEWSWIRE) — WisdomTree Investments, Inc. (Nasdaq:WETF), an exchange-traded fund sponsor and asset manager, today announced that the underwriters for the public offering of 26,000,000 shares of WisdomTree common stock by certain of its existing stockholders exercised their option to purchase an additional 1,795,630 shares of its common stock. WisdomTree will not receive any proceeds from the offering, and is not issuing any new shares; therefore, its total number of shares outstanding will not change as a result of the offering.

BofA Merrill Lynch, Barclays, Citigroup, Morgan Stanley and Goldman, Sachs & Co. are acting as book-running managers and Piper Jaffray and Sterne Agee are acting as co-managers for the offering.

The offering was made pursuant to our effective registration statement on Form S-3 (Registration Statement No. 333-184505) previously filed with the Securities and Exchange Commission (SEC) and a prospectus supplement thereunder. A copy of the registration statement and prospectus supplement may be obtained from: BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, Email: dg.prospectus_requests@baml.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Email: Barclaysprospectus@broadridge.com, Phone: (888) 603-5847; and Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: (800) 831-9146.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About WisdomTree

WisdomTree Investments, Inc. is a New York-based exchange-traded fund (“ETF”) sponsor and asset manager. WisdomTree currently offers 46 ETFs across Equities, Currency Income, Fixed Income and Alternatives asset classes. WisdomTree also licenses its indexes to third parties for proprietary products and promotes the use of WisdomTree ETFs in 401(k) plans. WisdomTree currently has approximately $17.6 billion in ETF assets under management.

WisdomTree® is the marketing name for WisdomTree Investments, Inc., and its wholly owned subsidiaries WisdomTree Asset Management, Inc. and WisdomTree Retirement Services, Inc.

WisdomTree Asset Management, Inc. is a registered investment advisor and is the investment advisor to the WisdomTree Trust and the WisdomTree ETFs. The WisdomTree Trust is a registered open-end investment company. Each WisdomTree ETF is a series of the WisdomTree Trust. WisdomTree Retirement Services, Inc. supports the use of the WisdomTree ETFs in retirement plans by financial professionals.

Media Contacts:

WisdomTree Investments, Inc.

Stuart Bell / Jessica Zaloom

+1.917.267.3702 / +1.917.267.3735

sbell@wisdomtree.com / jzaloom@wisdomtree.com